                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 0-28191


                           NOTIFICATION OF LATE FILING


   (Check One):     [ ] Form 10-K       [ ] Form 11-K         [ ] Form 20-F
                    [X] Form 10-Q       [ ] Form N-SAR


     For Period Ended:            Fiscal Quarter Ended September 30, 2001
                           -----------------------------------------------------

[ ] Transition Report on Form 10-K         [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F         [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

     For the Transition Period Ended:
                                     -------------------------------------------

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       -------------------------

--------------------------------------------------------------------------------


                                     PART I
                             REGISTRANT INFORMATION

Full name of Registrant                     eSpeed, Inc.
                       ---------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------

Address of principal executive office (Street and Number)    299 Park Avenue
                                                         -----------------------

City, state and zip code                New York, New York  10171
                        --------------------------------------------------------


                                     PART II
                             RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

Due to the effects on the Registrant of the destruction of the Registrant's former principal place of business on September 11, 2001, the Registrant requires additional time to finalize certain financial information to be included in its Form 10-Q for the period ended September 30, 2001. The Registrant will file such report on or before November 19, 2001.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

            Stephen M. Merkel                  212                821-6969
         ----------------------------------------------------------------------

                 (Name)                    (Area Code)       (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           [X] Yes      [ ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [ ] Yes      [X] No


     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  eSpeed, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date    November 13, 2001              By: /s/ Stephen M. Merkel
     ------------------------              -------------------------------------
                                           Name: Stephen M. Merkel
                                           Title: Senior Vice President and
                                                  General Counsel





                                       3